MASTER SERVICE AGREEMENT (#78100-06-048)

THIS MASTER SERVICE AGREEMENT ("Agreement") is entered into effective as of Sep, 1, 2006 ("Effective Date") by and between InB:Hauser Pharmaceutical Services, Inc., a wholly owned subsidiary of Integrated BioPharma, Inc., having its principal place of business at 6880 N. Broadway Ste H, Denver, Colorado 80221 and Paxis Pharmaceuticals, Inc. a wholly owned subsidiary of Integrated Biopharma, Inc. having its principal place of business at 5555 Airport Boulevard Boulder C0 80303, individually and collectively referred to herein as InB:H ("InB:H") and Cornerstone Pharmaceuticals, Inc., having its principal place of business at 570 7th Avenue, New York, New York 10018 (the "Company") referred to herein each individually as a party ("Party") and collectively as the parties ("Parties").

RECITALS

WHEREAS, InB:H has the personnel, infrastructure, facilities and experience in the cGMP manufacturing of pharmaceutical products, and provides research, process development, analytical services, manufacturing, compliance services and consulting to pharmaceutical companies;

WHEREAS, the Company desires to engage InB:H and InB:H desires to provide services pursuant to the terms of this Master Service Agreement ("Agreement"):

NOW, THEREFORE, in consideration of the foregoing and of the covenants, agreements, and conditions hereinafter set forth, the parties hereto agree as follows:

1. Nature of Agreement.

a) Pursuant to their respective Work Orders (as defined hereinafter) to be attached hereto, the Company hereby engages InB:H to perform the service tasks (each a "Task") listed below, which the parties presently contemplate are required to bring the Company's EmPAC™ drug product a proprietary nanoemulsion 300 mg/L formulation of paclitaxel ("Product")from its present state of development through NDA approval to long-term cGMP commercial-scale manufacture in bulk form ("Commercial Manufacture") for sale and distribution to the public for sales made by the Company and as generally described below:

(i) manufacture of Product according to cGMP that is sufficient to support GLP toxicological studies as defined in Work Order 1 (attached hereto as Exhibit A);

(ii) creation and qualification of a cGMP bulk drug Product production facility at the Paxis facility in Colorado, USA;

(iii) compatibility testing of bulk drug Product packaging and processing materials;

(iv) cGMP compliant manufacturing of:

a. Product to support human clinical trials as defined in draft Work Order # 2 (attached hereto as Exhibit B);
b. Product to support stability studies;

(v) performance of stability studies on the drug Product;

(vi) validation of Product related processes, analytical methods, and equipment to commercial standards or requirements.

(vii) ongoing, post-NDA-approval, commercial-scale cGMP manufacturing of the drug Product in bulk form subject to and in accordance with the terms and conditions of this Agreement; and

(viii) such other similar or related services as the parties from time to time determine are necessary or appropriate to fulfill the foregoing objectives.

(b) InB:H accepts the engagement and agrees to perform the Tasks in accordance with the terms of this Agreement and on a Most Favored Customer (as defined below) basis. The term "Most Favored Customer" basis means that a customer is entitled to the highest priority allocation of manufacturing space and human resources of InB:H necessary to fulfill the objectives of an engagement, superior to that of any other customer of InB:H during the term of the engagement. Upon execution of this Agreement InB:H shall reserve such space and resources based upon the initial, mutually developed schedule of performance of the Tasks, and thereafter, to the extent the schedule changes in accordance with the terms of this Agreement, InB:H shall adjust such reservations accordingly, in order to continuously maintain Most Favored Customer Basis performance for the Company.

(c) This Agreement is intended only to create an independent contractor relationship between the parties and does not create a joint venture, partnership, employee/employer or agency relationship between the parties. InB:H shall maintain all appropriate workers compensation insurance for its employees.

(d) The scope of work, time and materials necessary to accomplish each Task (and such other content as may be required by this Agreement) will be reflected in a work order (a "Work Order") initiated by InB:H upon the Company's request and subject to written approval by the Company. The first Work Order hereby approved by the Company covers the production of material for Toxicology Studies and is attached to this Agreement as Exhibit A. Each Work Order shall conform in format substantially to the Work Order attached hereto as Exhibit A, shall be dated and consecutively numbered, and shall be attached hereto and incorporated into this Agreement. If any provision in a given Work Order modifies or conflicts with the terms and conditions contained in this Agreement, the language in this Agreement shall prevail. The Company, in consultation with InB:H, shall finally determine and control the contents of each Work Order and any amendments thereto, each of which shall be in writings signed by authorized representatives of each Party to confirm that such Work Orders and amendments

thereto are operative under this Agreement. Each Work Order will, in addition to other matters, address the quality assurance, timelines, cost, and control procedures and deliverables. Charges for the performance of each Task, other than actual Commercial Manufacture, shall be on a time and materials basis consistent with the methodology used to develop Exhibit A . During the term of the Agreement, in the event InB:H determines that the actual costs or timeline for performing a Task is likely to exceed the costs and/or timeline estimated in an executed and extant Work Order, InB:H will submit a revised budget substantiating the change and seek prior written approval prior to incurring the additional cost and/or advise Company of any potential timeline overruns as soon as practicable. In response to such information or for any other reason, the Company shall have the right at any time, in consultation with InB:H, to amend a Work Order. To the extent, if any, there are additional costs which are directly caused by InB:H's error or fault, such costs will be absorbed by InB:H and not charged to the Company.

(e) The parties have not finally determined whether to produce material for Clinical Trials separately, as initially contemplated by the preliminary, unapproved draft Work Order attached hereto as Exhibit B, or to create a commercial production-scale facility to produce cGMP material for pre-approval studies and then for Commercial Manufacture. If the Company elects the latter, InB:H will initiate a Work Order with the same level of detail and priced according to the same methodology as reflected in Exhibits A and B, to substitute for the preliminary Work Order that is Exhibit B.

(f) When cGMP is specified in a Work Order, InB:H's performance of the work under this Agreement and the Work Order will be in full compliance with current Good Manufacturing Procedures (cGMP) as set forth in the relevant Code of Federal Regulations. InB:H reserves the right to refuse performance of work and to terminate this Agreement if it reasonably believes that failure to do so would result in a violation of cGMP regulations or otherwise endanger the public safety.

(g) InB:H will provide Company with all documents, data and information Company requests regarding the services, manufacturing processes and procedures for each Work Order. Where practicable, for an additional and reasonable fee, InB:H may assist Company, in obtaining approvals from other government or regulatory agencies which may be required for the conduct of clinical trials or commercialization of its products. InB:H agrees to cooperate with the FDA or other regulatory agencies upon Company's request. Moreover, InB:H will maintain adequate and accurate records covering the manufacture, quality control testing and release of the products provided in the Work Order in accordance with cGMP. InB:H shall maintain all records and accounts pertaining to this Agreement and the projects for the longer of either (i) a period of at least four (4) years from the date of final payment under this Agreement or (ii) for such period as required by applicable laws and regulations. Company shall have the right, but not the obligation, to audit, copy and inspect said records and accounts at Company's expense during normal business hours during the course of the term of this Agreement for the longer of a four (4) year period or such period as required by applicable laws and regulations.

(h) Company will have the right to schedule site inspections/compliance audits as needed, provided reasonable advance notice is given to schedule such audits and such audits are carried out during normal business hours. All inspections/audits will be performed in such a

manner as not to unduly delay the performance of the Tasks under this Agreement. Company will be permitted to attend and actively participate with InB:H in any FDA or other regulatory inspections relating to the Tasks. Company shall be given reasonable notice prior to any such inspection as reasonably possible. Routine audits in excess of one audit day per calendar year will be billed to Company at InB:H's prevailing daily audit charge rate. To the extent, if any, that audits relate to a failure in Product quality directly caused by InB:H, there will be no charges to the Company from InB:H for participation in such audits.

(i) In consideration for InB:H's commitment of the resources previously described and pursuant to the terms and conditions stated in this paragraph 1 (i) and the Agreement, InB:H is hereby granted the right of first refusal for (i) the outsourced cGMP bulk drug Product manufacture of clinical and commercial supplies of the Company's Product as may be requested by the Company from time to time (though the Company may seek alternate outsourced suppliers if needed to meet its demand) and (ii) the supply of Paclitaxel API for Commercial Manufacture of the Product once the Product is approved by the FDA, as may be requsted by the Company from time to time. As a condition precedent to the triggering of these rights of first refusal, InB:H must satisfactorily complete commercial scale production under a corresponding Work Order (estimated to be Work Order #2 of the Product first described in Work Order #1 (attached hereto). The rights of first refusal shall expire five (5) years from the Effective Date. Once a right of first refusal is triggered per the above, the Company may seek bids from several entities for the outsourced production of its (i) Product and (ii) its supply of Paclitaxel API for the Product. The Company's request for bids shall include the Company's proposed form of supply agreement, which shall contain standard manufacture and supply agreement terms and conditions. Each bid shall be required to constitute a binding (binding only on the bidding company) offer to enter into the proposed supply agreement at the price offered by the bidder. When further bidding is closed, the Company will furnish InB:H with copies of the Company's preferred bid received by the Company. InB:H's right to exercise the right of first refusal shall extend for fifteen (15) business days after the delivery of such bids to InB:H) by which by the 15th day InB:H must deliver to the Company an election should it wish to match the conditionally accepted bid. With regard to the right of first refusal for the supply of paclitaxel API in no event shall the cost to the Company of the API exceed the lowest average weighted price per gram of the API sold by InB:H in the USA during the then current calendar year to any other customer at a similar scale. If InB:H fails to notify the Company of its election to match such bid prior to the deadline, InB:H will be deemed to have declined and the Company will be free to proceed with the conditionally accepted bid on the terms set forth in the bid and the Company's acceptance. As additional condition precedents to InB:H's right to enter into a supply agreement for the supply of Paclitaxel API (I) InB:H's affiliate, Paxis, must be approved by the FDA (and other relevant Federal, State, and Local and International authorities required for the Company to sell its Product in that respective geographic region as required) for the manufacture of the API, (ii) Paxis must either be combined with InB:H or remain an affiliate of InB:H, and (iii) the granting of this right does not violate any Federal regulations when combined with the right of first refusal to also supply the Product as discussed above and (iv) Paxis shall be an API supplier qualified by the Company and approved by the FDA and other relevant Federal State, Local and International authorities. The Company shall take all reasonable actions necessary at Company's reasonable expense to audit and inspect Inb:H's commercial production of Product and Paclitaxel API to assure compliance with applicable rules, regulations. InB:H

shall endeavor to correct any deficiencies found under such audit at its expense in order to enable Company to qualify InB:H as a supplier ,of its Product and Paclitaxel API for the Company's commercial manufacturing.

In the event that all the conditions and condition precedents are met per the above but the Company notifies InB:H that it is unable to obtain such bids as prescribed in this section, both parties shall be obligated to negotiate in good faith towards entering into a reasonable and fair agreement(s) as applicable in accordance with the intent of both this section and the overall Agreement.

2. Representations.

Each of the Parties represent and warrant to the other as follows:

(a) It has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby and that the terms of this Agreement are not inconsistent with other contractual obligations by which it is bound.

(b) It has such permits, licenses, and authorizations of government or regulatory authorities as are necessary to own its respective properties, conduct its business and consummate the transactions contemplated hereby, provided however, that Company shall be solely responsible for obtaining all permits, licenses, and authorizations for InB:H to process and ship product(s), except for securing approval of InB:H facility as a registered FDA facility and registered and approved for the cGMP manufacturing of the Company's products, which shall all be the responsibility of InB:H.

(c) All related laboratory, scientific, technical and/or other data submitted by or on behalf of Company or InB:H, as the case may be, to the best of their knowledge, shall be true and correct and shall not contain any material falsification, misrepresentation or known omission.

(d) INB:H represents and warrants to Company as follows:

1. Tasks and Work Orders shall be performed in compliance with the all applicable laws.

2. Any Product(s), as processed and delivered, shall comply with its respective Work Order and shall not be adulterated or misbranded within the meaning of the FDA's regulations or other substantially similar laws and statutes, provided however that the foregoing shall not apply to the extent that any such breach is caused by any materials provided by Company.

3. The manufacturing facilities shall conform throughout the term of this Agreement, in all respects to applicable laws, regulations, and approvals governing such facility, including, but not limited to, the applicable cGMP

Regulations and will be adequate to produce the quantities and quality of product(s) as detailed in the Work Order(s).

4. That neither it nor any person employed by it or to be employed by it to perform the Work Order(s) (i) is presently under any obligation which conflicts with their duties contemplated hereunder and agrees not to undertake any project which will conflict with these duties during the conduct of the Work Order(s), (ii) is under investigation by the FDA for debarment action or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992, or (iii) has a disqualification hearing pending or has been disqualified by the FDA. In the event any of the foregoing occurs, INB:H shall immediately notify Company.

5. InB:H's application of any intellectual property, other than that provided to InB:H by Cornerstone, in the performance of the Tasks and services will not infringe any third party intellectual property rights.

6. InB:H agrees that, unless otherwise specifically exempted, this Agreement shall be performed in full compliance with all applicable equal opportunity affirmative action requirements, including, but not limited to, the requirements of Title VII of the Civil Rights Act of 1964, the American with Disabilities Act and the Vietnam Era Veteran's Readjustment Assistance Act of 1974.

3. Payments.

(a) The Company may be required to provide InB:H an advance reasonable deposit as specified in each Work Order to cover the cost of project initiation. Such deposits will be applied to the final invoice issued at completion of the project and excess funds, if any, will be returned to the Company. The Company will be billed at the end of each month in accordance with the Work Order for services performed and for materials associated with the project.

(b) Payment terms are net 30 days from date of invoice. A 1 ½% per month late charge is added to all unpaid balances. In the event that the Company's account with InB:H is not paid in full within 45 days of invoice and the Company has not taken proactive measures to achieve a mutually satisfactory resolution with InB:H, InB:H may immediately discontinue all work on the associated project until amounts due are paid in full. Company shall make checks payable to 'InB:H Pharmaceutical Services' and forward them to: InB:H Pharmaceutical Services, Attention: Account Receivables, P.O. Box 211414, Denver, CO 80221.

4. Term and Termination.

(a) Unless terminated in accordance with the term of this Agreement, the term of this Agreement shall begin on the Effective Date and shall continue for a period of ten (10) years, thereafter. This agreement may be renewed by mutual written agreement of Company and InB:H.

(b) Either Party may immediately terminate this Agreement upon written notice to the other in the event that: (a) a petition or action is filed or taken by or against the other Party under any insolvency or bankruptcy law, (b) a receiver is appointed over the assets or undertaking of the other Party, or (c) the other Party enters into a deed of arrangement or makes an assignment for the benefit of creditors. The Party affected by any of the foregoing events shall notify the other Party immediately upon the occurrence of such an event.

(c) This Agreement may be terminated at anytime by mutual written consent of both Parties.

(d) This Agreement may be terminated by either Party in the event of material breach or default by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor. Upon receipt of such notice, with respect to such defaults as are capable of being cured, the defaulting party shall have forty-five (45) calendar days to respond by curing such default. If the breaching party does not respond or fails to work diligently to cure such breach within the additional time set forth above, then the other party may either suspend the Agreement indefinitely or terminate the Agreement. Defects as to quality of the Product and/or Product supply capability shall be considered material.

(e) This Agreement may be terminated by the Company if the Company has finally elected to abandon the Company's own internal development or Commercial Manufacture of its Product upon written notice to InB:H and payment of charges for any activities of InB:H prior to such notice and costs reasonably incurred by InB:H in connection with such termination.

(f) This Agreement may be terminated by InB:H upon sixty (60) days prior written notice to the Company, if the Company has failed to purchase from InB:H in the prior six (6) month period at least $150,000 of services and fails during the sixty (60) days after such notice to cure such failure, provided that the six-month measuring period will be tolled during the period commencing with the Company's submission of its application to the FDA for approval of its Product and ending when the FDA issues its response. Upon such termination, the Company shall pay to InB:H charges for any activities of InB:H prior to such notice and costs reasonably incurred by InB:H in connection with such termination.

If this Agreement is terminated pursuant to any of subparts (d), (e) or (f) of this Section 4 for any reason other than a default by InB:H, and if subsequent to such termination the Company wishes to continue or resume the development or manufacture of Product, the Company's grant of a right of first refusal to InB:H pursuant to Section 1(i) hereof will be restored and effective as to such continuation or resumption.

5. Ownership of Proprietary Information and Intellectual Property.

(a) Company retains sole ownership of any rights, title, and interest in ideas, discoveries, innovations or inventions, whether or not patentable, and know-how Company had prior to entering this Agreement ("Company Technology"). This Agreement does not transfer any ownership rights in any Company Technology to InB:H.

(b) Company acknowledges that InB:H owns rights, title, and interest in ideas, discoveries, innovations or inventions, whether or not patentable, and know-how relating to InB:H's technical expertise, including but not limited to analytical chemistry, process development, compliance and manufacturing ("InB:H Technology"). InB:H retains sole ownership of InB:H Technology, and this Agreement does not transfer any ownership rights in any InB:H Technology to Company.

(c) All work undertaken by InB:H under this Agreement shall be considered "Work for Hire" and the Company shall own all proprietary rights to any ideas, discoveries, innovations or inventions, whether or not patentable, relating to any information that is discovered, conceived, developed or reduced to practice during the performance of the services under this Agreement ("Developed Technology"). InB:H shall provide written notification to the Company of any Developed Technology in the text of the final report at the completion of each Work Order but in any event within a reasonable time frame from its development to enable the Company to pursue patent protection should it so choose. InB:H shall provide reasonable support, at Company's expense and at InB:H's then-current, reasonable billable rates, to Company should Company elect to pursue patent protection for any such Developed Technology. Furthermore all materials, data, work product, results, reports, drawings, and any other information received, generated, or derived by InB:H or provided to Company as part of or in connection with the performance of the Services hereunder will be and remain the sole property of Company and shall be provided to Company timely, and InB:H will not have any ownership rights or rights to disclose or otherwise use or utilize any Company property.

(d) Subject to the provisions of Section 5(c) above, if Company fails to meet any of its payment obligations due under any executed and extant Work Order, InB:H may claim sole ownership, rights and privileges to Developed Technology developed under the corresponding executed and extant Work Order, and Company shall relinquish such technology. InB:H must first provide the Company notice offering forty-five (45) days to the Company to cure such payment breach.

(e) Company hereby grants to InB:H a non-exclusive, non-transferable, royalty-free, license to the relevant Company technology for the sole purpose of performing its Tasks under this Agreement on behalf of Company ("License"). All information and technology provided to InB:H hereunder shall be subject to the confidentiality provisions of this Agreement. Upon completion, expiration or termination of this Agreement for any reason, this License shall expire. Nothing in this Agreement shall be deemed to constitute the grant of any license to InB:H, to or in respect to any API Compound, patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of Company, except as expressly set forth herein.

6. Confidentiality.

(a) Confidential Information" shall mean proprietary information know-how, or trade secrets disclosed by one party hereunder (the "Disclosing Party") to the other party (the "Receiving Party") in connection with or pursuant to this Agreement, which relates to the Disclosing Party's past, present, and/or future research development, products, and business activities, or those of its subsidiaries, clients, customers, agents, or licensees. It shall also include information such as technical proposals or Work Orders, Exhibits, Developed Technology, testing procedures, manufacturing processes or other activities relating to products, product identification, characteristics, business plans, marketing, sales figures, etc., all of which information may be of value to a competitor.

(b) Confidential Information disclosed by the parties in writing shall be marked as "CONFIDENTIAL", "SECRET", or the like. Likewise, Confidential Information disclosed orally, shall be incorporated in a written document within 30 days of disclosure, shall also be marked "CONFIDENTIAL", "SECRET", or the like.

(c) Throughout the term of this Agreement and thereafter, Receiving Party agrees to hold all Confidential Information in trust and in the strictest confidence for Disclosing Party and further agrees not to use any Confidential Information other than for the benefit of Disclosing Party. Except as may be authorized by Disclosing Party in writing, during such period of time, Receiving Party agrees not to disclose any Confidential Information, by publication or otherwise, to any person or entity. In any event, Receiving Party will disclose Confidential Information only to those persons or entities who have been approved by Disclosing Party to receive such information and who have agreed to be bound by, and comply with the provision of this article. The Receiving Party shall have no obligation with respect to non-disclosure of Confidential Information if the information was ordered to be released by the requirement of a government agency or court of competent jurisdiction, except for the provision of reasonable notice to the Disclosing Party to enable the Disclosing Party an opportunity to enjoin such disclosure by Receiving Party.

(d) Upon either (i) termination, (ii) expiration or (iii) request by Disclosing Party the Receiving Party shall return all written or descriptive matter, including but not limited to draft reports, reports or other papers, documents, tapes, disk or any media, which contain or embody Confidential Information, and exact copies of laboratory notebook pages and supporting records; provided the Receiving Party may keep one (1) copy of all such material as required to meet regulatory compliance.

(e) InB:H covenants that it will not perform an analysis of the composition of matter for the purposes of reverse engineering of the material or its components thereof.

(f) The party's obligations under this Section will survive the termination or expiration of this Agreement.

(g) In disclosing confidential information to Receiving Party, Disclosing Party does not desire, expect or request that Receiving Party share, in return, any information held in

confidence from unrelated third parties. In the event that Receiving Party discloses such confidential information to Disclosing Party, Disclosing Party will in no way be responsible for its receipt.

(h) The obligations of confidentiality set forth in this Agreement shall not apply to the extent that (a) either Party is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction, or (b) the Receiving Party can demonstrate that (i) the disclosed information is in the public domain other than as a result of the actions of the recipient, its employees, consultants, agents or subcontractors in violation of this Agreement, (ii) the disclosed information was already rightfully known to the recipient (as shown by its written records) prior to the date of disclosure to the recipient in connection with the negotiation or performance of this Agreement, or (iii) the disclosed information was received by the recipient on an unrestricted basis from a source unrelated to any party of this Agreement and not under a duty of confidentiality to the other Party.

7. <u>Publicity</u>.

In the absence of prior written approval of the other Party, no Party shall originate any publicity, news release, or other public announcement, written or oral, whether to the public, press, stockholders or otherwise, relating to this Agreement, to any amendment hereto or activities hereunder, unless such announcement is required by law to be made. Nothing contained in this Agreement shall be construed as conferring any right to use or advertise, publicity or other promotional activities any name, trade name, trademark, or other promotional activity associated with this Agreement without the express written approval of the other Party. It being understood and agreed to that this Agreement may be disclosed or filed with governmental agencies as required by law.

8. <u>Solicitation of Employees and Consultants</u>.

No officer, director, employee or consultant of either the Company or InB:H will, during the Term and for a period of two (2) years following the termination of this Agreement, either voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons not now parties to this Agreement, aid or endeavor to solicit or induce any other employee, or consultants of the other party to leave their employment with InB:H or the Company, as the case may be, in order to accept employment of any kind with the other party.

9. <u>Warranties.</u>

(a) Each party represents and warrants to the other that it has the power, right and authority to enter into this Agreement and to grant the rights and undertake the obligations set forth in this Agreement.

(b) THE WARRANTY AND REMEDIES SET FORTH HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, ORAL OR WRITTEN, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE,

WHICH INB:H SPECIFICALLY DISCLAIMS, EXCEPT FOR A PARTICULAR PURPOSE AS STATED IN THIS AGREEMENT OR A RESPECTIVE WORK ORDER, AND AGREED TO BY THE PARTIES. INB:H'S LIABILITY SHALL NOT EXCEED THE PRICE RECEIVED HEREUNDER FOR SERVICES RENDERED, EXCEPT IN THE INSTANCE WHERE THERE IS A VIOLATION OF LAW, FRAUD, GROSS NEGLIGENCE, OR INTENTIONAL MISCONDUCT BY InB:H.. InB:H neither assumes nor authorizes any other liability in connection with this Agreement. Each Party expressly agrees that the other party shall not be responsible for any special, indirect, incidental or consequential damages or claims for loss of business or profits, arising out of the execution of tasks associated with this Agreement, whether or not they have been advised of such potential loss or damage.

(c) Each Party shall not make any representations or warranties other than those contained herein. Each Party shall be responsible for any of its representations and shall hold the other Party harmless from any and all claims from third parties resulting from the execution of the Services associated with this Agreement.

10. Indemnification.

(a) The Company agrees to defend, and hold harmless and indemnify InB:H and its directors, officers, employees and agents, from all liability, cost expense, including attorney's fees, against any and all claims, demands, judgments, loss or damages on account of injury (the "Losses"), disease or death to any person, including the Company's employees, or damage (including loss of use) to property (public or private), contamination of or adverse affects on the environment, or any type of loss or damage whatsoever arising directly out of or in connection with willful misconduct or negligent performance or other breach of obligations in the performance of the Tasks under this Agreement by the Company, which Losses are not as a result of the negligence or willful misconduct of InB:H or its directors, officers, employees or agents.

(b) InB:H agrees to defend, and hold harmless and indemnify the Company and its directors, officers, employees and agents, from all liability, cost expense, including attorney's fees, against any and all claims, demands, judgments, loss or damages on account of injury (the "Losses"), disease or death to any person, including InB:H's employees, or damage (including loss of use) to property (public or private), contamination of or adverse affects on the environment, or any type of loss or damage whatsoever arising directly out of or in connection with willful misconduct or negligent performance or other breach of obligations or representations in the performance of the Tasks under this Agreement by InB:H, which Losses are not as a result of the negligence or willful misconduct of the Company or its directors, officers, employees or agents.

(c) The terms of this section shall survive expiration or termination of this Agreement. In the event that either party seeks indemnification under the terms of this Section ("the Indemnified Party"), it will inform the other party (the "Indemnifying Party") of the claim as soon as reasonably practicable after it receives notice thereof (but in any event within 15 days of receipt of notice of such claim). The Indemnifying Party will have the right, but not the obligation to, at the Indemnifying Party's cost, to assume direction and control of the defense of the claim, and will cooperate as requested (at the expense of the Indemnifying Party), in the

defense of the claim. The Indemnifying Party will not settle or otherwise compromise any claim or suit in any manner which requires the Indemnified Party to provide any consideration, admit fault or take any other action that would be binding on such Indemnified Party without the prior written consent of the Indemnified Party.

11. Notices.

Any notice required or permitted under this Agreement shall be in writing and deemed to have been sufficiently provided and effectively made as of the date received if mailed by registered or certified mail, postage pre-paid, and addressed to the receiving party at its respective address as follows:

InB:H Pharmaceutical Services
6880 N. Broadway, Ste H
Denver, Colorado 80221
Attn: General Manager

Cornerstone Pharmaceuticals, Inc.
1 Duncan Drive
Cranbury , NJ 08512
Attn: President

12. Force Majeure.

(a) In the event that the performance of this Agreement or of any obligation hereunder, other than payment of money as herein provided by either party hereto is prevented, restricted or interfered with by reason of any cause not within the control of the respective party, and which could not by reasonable diligence have been avoided by such Party, the Party so affected, upon giving prompt notice to the other Party, as to the nature and probable duration of such event shall be excused from such performance to the extent and for the duration of such prevention, restriction or interference, provided that the Party so affected shall use its reasonable efforts to avoid or remove such cause of non-performance and shall fulfill and continue performance hereunder with the utmost dispatch whenever and to the extent such cause or causes are removed.

(b) For the purpose of the preceding paragraph but without limiting the generality hereof, the following shall be considered as not within the control of the respective party; acts of God, acts or omissions of a governmental agency, compliance with requests, recommendations, rules regulations or orders of any governmental authority or any officer, department, agency or instrument thereof, flood, storms, earthquake, fire, war, riots, insurrection, accidents, acts of the public enemy, invasion, quarantine restrictions, strike, lockout, embargoes, delays or failure in transportation and acts of a similar nature.

13. Severability.

If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision will be deemed amended to conform to the applicable laws of such jurisdiction so as to be valid and enforceable. If the offending provision cannot be so amended without materially altering the intention of the Parties: (i) it will be stricken; (ii) the validity, legality and enforceability of such provision will not in any way be

affected or impaired in any other jurisdiction; and (iii) the remainder of this Agreement will remain in full force and effect.

14. Choice of Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to principles of conflicts of laws.

15. Disputes.

(a) Except as provided below, any and all disputes arising under or related to this Agreement which cannot be resolved through negotiations between the Parties shall be submitted to binding arbitration. If the Parties fail to reach a settlement of their dispute within fifteen (15) days after the earliest date upon which one of the parties notified the other(s) of its desire to attempt to resolve the dispute, then the dispute shall be promptly submitted to arbitration by a single arbitrator through the Judicial Arbiters Group ("JAG"). The arbiter shall be selected by JAG on the basis, if possible, of his or her expertise in the subject matter(s) of the dispute. The decision of the arbitrator shall be final, nonappealable and binding upon the Parties, and it may be entered in any court of competent jurisdiction. The arbitration shall take place in Denver, Colorado. The arbitrator shall be bound by the laws of the State of Colorado applicable to the issues involved in the arbitration and all Colorado rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine. All discovery shall be completed in accordance with the time limitations prescribed in the Colorado rules of civil procedure, unless otherwise agreed by the Parties or ordered by the arbitrator on the basis of strict necessity adequately demonstrated by the Party requesting an extension of time. The arbitrator shall have the power to grant equitable relief where applicable under Colorado law, but shall not be entitled to make an award of punitive damages when applicable under Colorado law. The arbitrator shall issue a written opinion setting forth his or her decision and the reasons therefore within thirty (30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this Agreement to arbitration as provided in this Section shall survive the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, either Party may seek and obtain an injunction or other appropriate relief from a court to preserve or protect trademarks, trade names, copyrights, patents, trade secrets or other intellectual property or proprietary information or to preserve the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding.

(b) In the event of any arbitration or litigation being filed or instituted between the Parties concerning this Agreement, the prevailing Party will be entitled to receive from the other Party or Parties its attorneys' fees, witness fees, costs and expenses, court costs and other reasonable expenses, whether or not such controversy, claim or action is prosecuted to judgment or other form of relief.

16. Assignment.

This Agreement and the rights and obligations hereunder shall not be assignable by either Party without the previous written consent of the other Party. Except to a successor of all or substantially all of a Party's business to which this agreement pertains who agrees in writing to other Party to be bound by all of the terms and conditions contained herein

17. Entire Agreement.

This Agreement and the Agreements referenced herein constitutes the entire understanding between the Parties regarding the subject matter hereof and no Party has relied on any representation not expressly set forth or referred to in this Agreement. No amendment, variation, waiver or modification of any of the terms or provisions of this Agreement or additional agreement regarding the subject matter herein shall be effected unless set forth in writing, specifically referencing this Agreement, and duly signed on behalf of the parties hereto.

18. Waiver.

Neither Party's failure to exercise, or delay in exercising any privileges, powers, rights or remedies under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy under this Agreement preclude further exercise of any other right or remedy hereunder. The rights and remedies of the Parties provided in this Agreement will not be exclusive and are in addition to any other rights and remedies at law or in equity.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Agreement to be executed effective as of the date set forth above.

InB:H Pharmaceutical Services

By: [signature]
Rodney B. McKeever, P.E.
VP of Operations & General Manager

Date: August 16, 2006

InB: Paxis Pharmaceuticals, Inc.

By: [signature]
Robert B. Kay
Chairman
Date: September 14, 2006

Cornerstone Pharmaceuticals, Inc.

By: [signature]

Print: Robert Rodriguez

Title: President

Date: 9/5/06